Exhibit 99.1

October 26, 2005

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Public Relations
C-COR	C-COR
(814) 231-4402	(814) 231-4438
sthiel@c-cor.net	jlehtihet@c-cor.net

C-COR ANNOUNCES RESIGNATION OF BOARD MEMBER

State College, PA, (October 26, 2005) – C-COR Incorporated (Nasdaq: CCBL), a global provider of interoperable solutions that simplify the transition to on demand networks, today announced the resignation of Michael J. Farrell from the Company’s Board of Directors, which was effective October 21, 2005, due to expanded commitments in his primary business. Mr. Farrell has served as a Director since 1999 and his current term would have expired in 2006. He is President and CEO of Farrell & Co., a merchant banking firm specializing in heavy manufacturing companies.

About C-COR

C-COR offers world-class, market-focused business solutions for cable operators, telephone companies, broadcasters, and other private and public sector entities that put subscribers in personal control of their entertainment, information, and communication needs. The Company’s solutions delivered through C-COR’s three business units—C-COR Solutions, C-COR Access and Transport, and C-COR Network Services—simplify the transition to Internet Protocol (IP) demand-oriented networks by delivering interoperable, modular products in sync with IP network upgrade cycles. These solutions bring together software applications, access and transport technology, and a nationwide corps of expert field engineers to enable the delivery of business services; digital program/ad insertion; management and delivery of VOD, VoIP, and HSD; network capacity expansion; centralized office automation for workforce management, network assurance, and subscriber fulfillment; and a variety of outsourced field services that keep networks operating at peak performance C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index. For additional information regarding C-COR, visit www.c-cor.com.